SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 28, 2008

WINTHROP REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4614
(Registrant's Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.	Completion of Acquisition or Disposition of Assets.

On October 28, 2008, Winthrop Realty Trust (the “Trust”) acquired in a privately negotiated transaction with an unaffiliated third party 3,500,000 shares of common stock in Lexington Realty Trust (the “Lexington Shares”) at a purchase price of $5.60 per share.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the acquisition of the Lexington Shares, the Trust obtained non-recourse financing from the seller of the Lexington Shares in a principal amount equal to 50% of the purchase price.  The financing has a term of three years, bears interest at a rate of 3-month LIBOR plus 250 basis points and requires margin calls only at such time as the loan amount equals or exceeds 60% of the value of the shares.  The financing may be accelerated for customary defaults associated with loans of this nature including payment defaults.

ITEM 7.01.	Regulation FD Disclosure

On October 28, 2008, the Trust announced the transactions described in Items 2.01 and 2.03 above.  A copy of the press release is attached hereto as exhibit 99.1.

ITEM 8.01.	Other Events

On October 29, 2008, the Trust announced that it has acquired 944,000 of its Series B-1 Cumulative Convertible Redeemable Preferred Shares with a liquidation value of $23,600,000 at price of $17,051,000 which represents a 27.75% discount to its liquidation value.  A copy of the press release is attached hereto as exhibit 99.2.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated October 28, 2008

99.2	Press Release dated October 29, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 3rd day of November, 2008.

WINTHROP REALTY TRUST

By:	/s/ Peter Braverman
Peter Braverman
President